Exhibit 10.24

Lease Agreement

DSM Realty Co., Ltd (referred to below as the “Landlord”) and Mediasite Co., Ltd (referred to below as the “Tenant”) have entered into the following agreement (referred to below as the “Agreement”) for the leasing of the leased spaces in the building (referred to below as the “Building”) indicated in Section (1) of the attached agreement summary (referred to below as the “agreement summary”).

Article 1	(Leased Space Designation)

The Landlord offers for lease the leased space (referred to below as the “leased space”) indicated in Section (1) of the agreement summary, and the Tenant accepts this lease.

2.	The area of the leased space shall be according to a gross floor area calculation.

Article 2	(Intended Use)

The Tenant shall use the leased space only for the use indicated in Section (2) of the agreement summary, and will not use it for any other purpose.

In addition, the Tenant’s posted name shall be as indicated in Section (2) of the agreement summary.

2.	If the Tenant changes the posted name defined in the previous paragraph, it must obtain prior written consent from the Landlord.

Article 3	(Lease Term)

The lease term shall be as indicated in Section (3) of the agreement summary.

2.	The Agreement may be renewed for 2 years from the date following agreement termination, and will do so in the same way thereafter, unless the Landlord or Tenant provides written notification of its intent not to renew at least 6 months prior to the expiration of the lease term. However, the rent and security deposit shall be handled according to the provisions in Art. 9 and Art. 10 Par. 2.

Article 4	(Rent)

Rent shall be as indicated in Section (4) of the agreement summary.

Article 5	(Common Area Charges)

In addition to the rent stipulated in Art. 4, the Tenant shall pay to the Landlord the common area charges indicated in Section (4) of the agreement summary as an expense for maintenance and management of shared facilities and shared portions of the Building.

Article 6	(Expenses Payable by the Tenant)

In addition to the rent and common area charges stipulated in the preceding two articles, the Tenant shall pay for the following miscellaneous expenses (referred to below as “miscellaneous expenses”) resulting in relation to the use of the leased space.

☐	Electricity fees for lighting, air conditioning and other equipment in the leased space.

☐	Rental rooms, keys for leased space interior doors, light fixtures, light bulbs, other miscellaneous fixtures, equipment, the cost of replacing or repairing goods, cleaning and moving costs.

☐	Leased space water bill.

☐	Other expenses resulting from the Tenant’s use of the leased space.

Article 7	(Payment of Consumption Taxes)

Payments owed that correspond to national and local consumption taxes (referred to below as “consumption taxes”) on items from among the rent, common area charges, miscellaneous expenses and other amounts that the Tenant must pay the Landlord under the Agreement that are taxable under the Consumption Tax Act and local tax laws (referred to below as “taxable items”) shall by paid by the Tenant to the Landlord in addition to the amounts for those taxable items.

Article 8	(Method of Payment)

The Tenant shall pay the rent, common area charges and miscellaneous expenses by bank transfer to the account designated by the Landlord as indicated below. In addition, the transfer fees shall be paid by the Tenant.

☐	The rent, common area charges, and related consumption taxes shall be paid by the 25th of each month for the following month.

☐	Miscellaneous expenses and their related consumption taxes shall be paid for the amount invoiced by the Landlord or its designated agent by the specified date.

2.	If the rent and common area charges in the previous paragraph are for less than 1 month, they will be prorated for the number of days in that month

Article 9	(Revision of Rent)

If the Agreement is renewed, the Landlord may revise the rent and common area charges, and may likewise do so at subsequent renewals. However, the Tenant shall be consulted in the case of the revision of rent.

2.	Notwithstanding the preceding paragraph, in the event of an increase in property or building taxes, a surge in prices, an increase in land or building administrative expenses, a rise in rents for neighboring buildings or another change in economic circumstances; or in the event of a modification to the leased space or to equipment such that the rent and common area charges become unreasonable, the Landlord may revise the rent and common area charges. However, the Tenant shall be consulted in the case of the revision of rent.

Article 10	(Security Deposit)

The Tenant shall place in escrow with the Landlord the amount indicated in Section (4) of the agreement summary as a security deposit, in order to guarantee fulfillment of the Tenant’s liabilities based on the Agreement and on other agreements entered into between the Landlord and Tenant that are associated thereto (referred to bellow as the “associated agreements”). The deposit shall be made on the date indicated in Section (5) of the agreement summary. In addition, the Landlord shall not pay interest on the security deposit.

2.	In the event that the rent is revised upward as stipulated in Art. 9, the security deposit amount that corresponds to this will be equal to 8 months of the rent increase amount, and the Tenant shall immediately make an additional deposit for this difference in the security deposit.

3.	In the event that the Tenant is in arrears for rent or common area charges, owes compensation for damages, or is otherwise in breach of obligations based on the Agreement or associated agreements, the Landlord may apply the security deposit to these without any notification, and in this event, the Tenant must replenish the security deposit within 5 business days after receiving notification of this application.

4.	During the lease term the Tenant may not claim the offset of rent and other liabilities against the security deposit.

5.	Upon termination of the Agreement due to expiration of the lease term, a refusal to renew, cancellation of the Agreement, or rescission, after the Tenant has fully vacated the leased space, if there is any remaining balance after applying the security deposit to the Tenant’s liabilities related to the Tenant’s unpaid rent or common area charges, expenses necessary to return the premises to their original condition, or other Tenant liabilities related to the Agreement or associated agreements, the Landlord shall return the balance to the Tenant within 2 months in exchange for the security deposit certificate issued by the Landlord.

6.	The Tenant shall not assign to third parties, pledge as security for another liability or otherwise liquidate its right to the security deposit.

Article 11	(Prohibition of Lease Rights Assignment and Subleasing)

The tenant shall not take the following actions.

☐	Alienation, such as assignment of lease rights, even for nominal transfer, of the leased space in whole or in part, subletting, or using as collateral

☐	Placing goods or fixtures in the common areas.

2.	The Tenant may not take the following actions without the prior written consent of the Landlord.

☐	Allowing third party use, such as allowing someone to use the leased space as a residence.

☐	Displaying an occupant name other than the one indicated in Section (2) of the agreement summary.

☐	Changing aspects of applications or business in leased space.

☐	Installing and using telecommunications facilities such as telephone, fax or telex in a name other than that of the Tenant

☐	A general succession due to assignment of business, merger or any other reason.

Article 12	(Changes to Original Condition)

In the event that the Tenant installs, removes, or changes fixtures or equipment, or otherwise changes the original condition of the leased space, or if the Tenant places signs or bulletin boards within the leased space, it must first provide design drawings and execution plans to the Landlord and then obtain the Landlord’s written permission.

2.	The construction related to the preceding paragraph and construction as a general rule shall be ordered by the Landlord or a contractor designated by the Landlord, and shall take place during the lease term.

3.	The Tenant shall pay for all expenses required by changes to the original condition from Par. 1, and the Tenant shall pay for taxes levied on any fixtures or equipment that have been installed, added or inherited by the Tenant, regardless of the registered name or address.

4.	In the event that the levy indicated in the previous paragraph is applied to the entire building structure, the Landlord will calculate apportionment of the taxes using a fair and reasonable method for the Landlord’s prorated construction costs, and will invoice the Tenant in writing.

5.	In the event that trouble arises due to changes to original condition in relation to the Building Standards Act, the Fire Service Act or other related regulations, or in the event that instructions are received from competent authorities, the Tenant shall be responsible to immediately remedy these at its own expense.

6.	The Tenant shall pay all expenses related to the maintenance and management of fixtures and equipment and installations carried out by the Tenant, which as a general rule shall be performed according to specifications stipulated by the Landlord and by a party designated by the Landlord within said specifications.

Article 13	(Compensation for Damages)

In the event that damages are incurred by the Landlord, other tenants or third parties, due to the intention or negligence of the Tenant, its representatives, employees or other related parties, or in the event that the Building or leased space are damaged, the Tenant shall be liable for compensation of all damages.

2.	The Tenant may not make any claims against the Landlord for damages incurred by the Tenant due to acts or omissions by other tenants or third parties.

Article 14	(Repairs)

The Landlord shall perform repairs, changes and reconstruction necessary for the maintenance and preservation of the Building itself and its ancillary facilities, in which the Tenant shall cooperate.

2.	Repairs (including repainting) related to walls, ceiling and floor, The Tenant shall pay for the replacement of lighting, repair of blinds, switches and outlets, as well as the cost of repairs for reasons attributable to the Tenant.

3.	When items are discovered that require repairs under the previous 2 paragraphs, the Tenant shall immediately report these to the Landlord, and even if the Tenant is responsible for the repairs itself, it shall carry them out after consultation with the Landlord beforehand. However, in the event of an emergency, Landlord consent is obtained as soon as possible after the fact.

Article 15	(Exemption from Liability)

Landlord is not responsible for any restrictions in use or temporary suspension of use of the leased space or common areas due to repairs, changes or reconstruction to the Building performed by the Landlord under paragraph 1 of the previous article.

2.	In the case referred to in the previous paragraph, the Tenant must cooperate in the construction, including vacating the leased space during the construction period.

3.	The Landlord shall not be responsible for damages to the Tenant due to natural disasters such as earthquake, fire, flood or other reasons not attributable to the Landlord, or for damages to the Tenant due to theft or various equipment failures that are not due to the intent or gross negligence of the Landlord.

Article 16	(Access for Inspection)

After notifying the Tenant in advance, the Landlord or its designated agent may enter and inspect the leased space when necessary for building management, such as building maintenance, sanitation, pest control, fire prevention, or relief work, and take appropriate measures related to these. However, in the event of an emergency, if the Landlord cannot inform the Tenant of its actions in advance, it shall report this to the Tenant as soon as possible after the fact.

2.	In the case indicated in the paragraph above, the Tenant must cooperate with the Landlord’s measures.

Article 17	(Duty of Care)

The tenant must use the leased space and common areas with the care of a good administrator.

2.	The tenant must not act in ways that inconvenience the other tenants or that damage the Building, including other leased spaces.

Article 18	(Management Regulations)

The tenant must comply with the “management regulations” stipulated by the Landlord or its appointee as a part of the Agreement.

Article 19	(Cancellation of Agreement)

In the event that any of the items listed below apply to the Tenant, the Landlord may notify the Tenant to remedy this item, stipulating a reasonable period, and if the item has not been remedied after expiration of the period, the Landlord may immediately cancel the Agreement.

☐	Upon failure to pay rent or other liabilities for more 2 or more months.

☐	Upon use for a purpose other than the intended use in Art. 2.

☐	When the leased space has not been used for two or more months.

☐	Upon breach of any of the terms and conditions of the Agreement or associated agreements.

☐	For failure to comply with the building regulations stipulated in Art. 18.

2.	Notwithstanding the stipulations in the previous paragraph, in the event that any of the following items apply to the Tenant, the Landlord may cancel the Agreement without any notification.

☐	Upon suspension of banking transactions or entering into procedures for foreclosure, provisional seizure, provisional disposition, forced execution or delinquent taxes.

☐	Upon petition to open proceedings such as for dissolution, bankruptcy, supervised corporate reorganization, reorganization, civil rehabilitation, or specific arbitration.

☐	If the Tenant is an individual, upon death or a petition to begin a trial to initiate guardianship, curatorship or assistance.

☐	Upon significantly interfering with use by other tenants.

☐	In the event of a significant loss of trust.

☐	When the tenant or occupants of the leased space (if this is an organization, the members of that organization) are an organization is an organization that aids in the carrying out of collective or habitual engagement in illegal activities (including but not limited to actions in violation of laws regarding punishment for organized crime, the restriction of criminal profits and other criminal activities) or are members of a related organization (including but not limited to members of the organization), or are deemed to be or have been under the influence of such groups or members.

☐	If the Landlord deems it impossible to continue the Agreement for a reason equivalent to any of those listed above.

3.	In the event that the Landlord cancels this agreement due to the items in the preceding two paragraphs, the Tenant must pay an equivalent of six months’ rent and common area charges as a penalty. However, this does not preclude a claims by the Landlord against the Tenant for damages.

Article 20	(Cancellation during the Lease Term)

When intending to terminate the Agreement during the lease term, the Landlord or the Tenant must provide written notice (referred to below as “termination notice”) at least 6 months in advance. However, the Tenant may terminate the Agreement immediately instead of providing a termination notice with the payment equivalent to six months’ rent and common area charges.

2.	If the Tenant’s request to terminate this agreement does not fulfill the notice period set forth in the preceding paragraph, it may make a payment equivalent to the rent and common area charges for the unsatisfied notification period.

3.	If the Tenant cancels the Agreement during the full two years from the lease commencement date to the lease expiration date, it shall pay the Landlord the equivalent of two years rent and common area charges as a penalty, regardless of the provisions of paragraph 1. However, rent and common area charges paid up until the time of cancellation will be deducted from the amount.

4.	The Tenant cannot change its notice of termination or termination date without the consent of the Landlord.

Article 21	(Cancellation before the Start of the Lease Term)

If the Tenant cancels the Agreement in the period between the Agreement signing date and the lease term start date indicated in Section (3) of the agreement summary (referred to below as the “lease start date”), the Tenant must pay the Landlord an amount equivalent to six months’ rent and common area charges. However, this does not preclude the Landlord’s claims for damages against the Tenant.

Article 22	(Damages for Arrears)

In the event that the Tenant is overdue in payment of rent or other liabilities, the Tenant shall pay damages to the Landlord at a rate of 14% per annum for the overdue amount (according to a per diem calculation for a 365 day year). However, payment of these damages by the Tenant does not exempt it from the Landlord’s right to cancel the Agreement as stipulated in Art. 19.

Article 23	(Agreement Termination)

In the event of the complete or partial destruction of the building or leased space, or it becomes impossible to use the damaged lease space, due to natural disaster or other form of force majeure, , or in the event that their repair would require great expense, the Agreement shall automatically terminate.

2.	In the case of the preceding paragraph, neither the Landlord nor the Tenant may claim damages against the other.

Article 24	(Vacating and Restoration to Original Condition)

Upon termination of the Agreement due to agreement expiration, refusal to renew, cancellation, rescission or any other reason, the Tenant shall vacate the leased space in accordance with the following items. However, if this agreement is automatically terminated due to the provisions in the preceding article, the provisions for vacating the leased space in this section will not apply.

2.	Before the termination of the Agreement, the Tenant shall remove at its own expense its installations, inherited fixtures and equipment, and items belonging to the Tenant that are within the leased space; if requested to do so by the Landlord, remove at its own expense and deliver to the Landlord items that are owned by the Landlord and that were installed by the Landlord at the request of the Tenant; repair at its own expense the leased space and its ancillary fixtures and equipment; return the leased space to its conditions at the time the Tenant took occupancy, and hand it over to the Landlord.

3.	The construction indicated in the previous paragraph shall be ordered by the Landlord or the contractor appointed by the Landlord, and the expenses shall be paid by the Tenant.

4.	If the tenant has not carried out this restoration to original condition before the Agreement terminates, the Landlord may perform the restoration to original condition at the Tenant’s expense, which the Tenant may not oppose.

5.	If the Tenant leaves behind any items after vacating the leased space, the tenant is considered to have abandoned ownership of those items and the Landlord may dispose of them as it chooses. In this case, the landlord may invoice the Tenant for the necessary removal and disposal costs.

6.	If the Tenant does not vacate the leased space by the termination of the Agreement, starting on the following day until its departure is complete the Tenant shall pay the Landlord the equivalent of two times rent and common area charges in damages, as well as any costs and consumption taxes applicable to these; in addition, if the Landlord suffers from any damages due to the delay in vacating the premises, the Tenant shall compensate those damages.

Article 25	(Right to Request Purchase of Fixtures)

Upon vacating the leased space, regardless of the reason or pretext, the Tenant may not make any claim whatsoever for reimbursement of beneficial or necessary expenses paid, or for transfer fees, eviction fees or key money, relating to the leased space, fixtures and equipment, and is not entitled to purchase from the Landlord any fixtures or equipment installed at its expense in the leased space.

Article 26	(Jurisdiction)

The Landlord and Tenant agree in advance that in the event that a dispute arises between the Parties with regard to the Agreement, the Tokyo District Court shall be the exclusive court of first instance.

Article 27	(Applicable Law)

The applicable law for this Agreement shall be Japanese law, and it shall be interpreted under Japanese law.

Article 28	(Joint Surety)

In the event that the tenant has a guarantor (referred to below as “Guarantor”), the Guarantor shall be jointly and severally responsible for the fulfillment of any debts accrued by the tenant under this agreement (including updates or changes to the Agreement) or under any associated agreements.

2.	In the event that any item of Article 19 Paragraph 2 is applicable to the Guarantor, and the Landlord deems the Guarantor as ineligible, the Tenant must select another guarantor and obtain the consent of the Landlord in writing.

Article 29	(Confidentiality)

The Tenant and Guarantor may not disclose the contents of the Agreement to any third party.

Article 30	(Unspecified Matters)

In the event that there is a question regarding interpretation or there are matters not provided for in the Agreement, the Landlord and the Tenant will consult in good faith to resolve these issues in accordance with applicable laws and customs.

Article 31	(Document Filing)

Upon conclusion of the Agreement, the Tenant and Guarantor shall present a certified copy of their commercial registrations (if the Tenant or Guarantor are individuals, their resident registration forms) and one copy each of their seal registration certificates to the Landlord.

2.	After conclusion of the Agreement, if there is a change in the address, company name, representatives, business purpose or other commercial registration matters (or name or address or other identification matters if the Tenant or Guarantor are individuals), or if there is a change in personal seals or mode of operations, they shall notify the Landlord immediately by attaching documents certifying these changes.

Article 32	(Sublease Consent)

In relation to the Agreement, the Tenant consents to the fact that the Landlord is leasing the leased space from the owner, Mizuho Trust Bank Limited, for the purpose of subleasing, and that it is subleasing this to the Tenant through a leasing agreement.

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Agreement Summary

(1)	Leased Property	Building	Name		Mori Kaikan
			Location		1-11-5 Kudankita, Chiyoda Ward, Tokyo
			Construction		Steel reinforced concrete 1 floor underground, 8 floors above ground, 1 story loading dock
		Leased space	By floor		Surface Area	Remarks
			4th floor		357.64 m2 (108.18 tsubo)	According to the attached floor plan
			Total area		357.64 m2 (108.18 tsubo)

(2)	Intended Use	Application	Office (only for use as office space, not as a store or business)
		Line of Business	Information processing services
		Posted Name	and Mediasite Co., Ltd.

(3)	Lease Term	From September 1, 2005 (however, the rent begins on October 1, 2005)			To August 31, 2007

(4)	Lease Terms and Conditions	Rent	By Floor	Area	Unit price per tsubo	Monthly Rent
			4th floor	108.18 square meters	JPY 14,000	JPY 1,514,520
			Sum total	108.18 square meters	—	JPY 1,514,520
		Common Area Charges	By Floor	Area	Unit price per tsubo	Monthly common service fee
			4th floor	108.18 tsubo	JPY 4,000	JPY 432,720
			Sum total	108.18 tsubo	—	JPY 432,720
		Security Deposit	By Floor	Area	Unit price per tsubo	Total Deposit
			4th floor	108.18 tsubo	JPY 112,000	JPY 12,116,160
			Sum total	108.18 tsubo	—	JPY 12,116,160 (8 months rent)

(5)	Security Deposit Deadline	Lump Sum	August 31, 2005 (until the day before the start date of the lease agreement)			JPY 12,116,160